Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-175177) and the Registration Statement (Form S-8 No. 333-127783) pertaining to Net Element, Inc. and subsidiaries of our report dated March 30, 2012, with respect to the consolidated financial statements of Net Element, Inc. and subsidiaries included in this Annual Report on Form 10K/A as of December 31, 2011 and December 31, 2010, and the related consolidated statements of operations, changes in stockholders’ deficiency in assets, and cash flows for the twelve and nine months ended, respectively.

/s/ Daszkal Bolton LLP

Fort Lauderdale, Florida

April 26, 2012